EXHIBIT 99.2

Optical Molecular Imaging, Inc.

(formerly known as Patco Industries, Ltd.)

Selected Unuadited Pro Forma Financial Information

The following unaudited pro forma condensed combined financial information of Spectral Molecular Imaging, Inc. (“Spectral”) and Optical Molecular Imaging, Inc. (formerly know as Patco Industries, Ltd. and referred to herein as “Optical”), which we refer to as “Optical Pro Forma” has been prepared to demonstrate how these companies or businesses might have looked if (1) the reverse stock split, (2) the Spectral and Optical merger, and (3) the $1,400,000 private placement offering of Spectral’s common stock had been completed as of the date or at the beginning of the period presented.

We have prepared the pro forma financial information using the reverse merger purchase method of accounting, resulting in Spectral being deemed the acquirer for accounting purposes. We expect that we will have no material reorganization and restructuring expenses or potential synergies resulting from the merger and no opportunities to earn more revenue as a result of the transaction.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the merger had taken place earlier or the future results that the combined company will experience after completion of the transaction.

You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Spectral and Optical.

Pro Forma Optical Molecular Imaging

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2005

	Optical Historical(1)	Spectral Historical(2)	Pro Forma Adjustments(3)	Financing Adjustments(4)	Optical Pro Forma
Assets
Current assets:
Cash	$—	$41,133	$—	$1,400,000	$1,441,133
Restricted Cash	—	575,000	—	(575,000)	—
Other assets	—	1,250	—	—	1,250

Total current assets	—	617,383	—	825,000	1,442,383

Property and equipment, net	—	40,000	—	—	40,000
Other assets	—	2,500	—	—	2,500

Total assets	$—	$659,883	$—	$825,000	$1,484,883

Liability and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$416	$—	$—	$416
Accounts payable – shareholders	—	—	—	—	—
Subscription payable	—	575,000	—	(575,000)	—
Accrued liabilities	—	6,517	—	—	6,517

Total current liabilities	—	581,933	—	(575,000)	6,933

Other liabilities	—	—	—	—	—

Commitments and contingencies	—	—	—	—	—

Shareholders’ equity:
Common stock	190	7,147	(190)	1,400	8,547
Additional paid in capital	—	270,860	—	1,398,600	1,669,460
Deficit accumulated during the development stage	(190)	(200,057)	190	—	(200,057)

Total shareholders’ equity	—	77,950	—	1,400,000	1,477,950

Total liabilities and shareholders’ equity (deficit)	$—	$659,883	$—	$825,000	$1,484,883

Pro Forma Optical Molecular Imaging

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2004

	Optical Historical(5)		Spectral Historical(6)	Pro Forma Adjustments	Financing Adjustments	Optical Pro Forma
Revenues	$—		$—	$—	$—	$—

Expenses:
In process research and development	—		5,522	—	—	5,522
General and administrative	—		6,219	—	—	6,219

Total expenses	—		11,741	—	—	11,741

Loss before income taxes	—		(11,741)	—	—	(11,741)

Income taxes	—		—	—	—	—

Net loss	$—		$(11,741)	$—	$—	$(11,741)

Weighted average number of shares:
Basic and diluted	774,961	(7)				9,321,561 (8)

Earnings (loss) per share:
Basic and diluted	$—					$—

Pro Forma Optical Molecular Imaging

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2005

	Optical Historical(9)		Spectral Historical(10)	Pro Forma Adjustments	Financing Adjustments	Optical Pro Forma
Revenues	$—		$—	$—	$—	$—

Expenses:
In process research and development	—		152,760	—	—	152,760
Merger costs	—		3,916	—	—	3,916
General and administrative	—		12,885	—	—	12,885

Total expenses	—		169,561	—	—	169,561

Loss before income taxes	—		(169,561)	—	—	(169,561)

Income taxes	—		—	—	—	—

Net loss	$—		$(169,561)	$—	$—	$(169,561)

Weighted average number of shares:
Basic and diluted	791,628	(11)				9,338,228	(12)

Earnings (loss) per share:
Basic and diluted	$—					$(0.02)

Pro Forma Optical Molecular Imaging

Notes to the Unaudited Condensed Combined Pro Forma Financial Statements

1.	This column represents the historical financial position of Optical as of September 30, 2005.

2.	This column represents the historical financial position of Spectral as of September 30, 2005.

3.	These adjustments reflect the elimination of Optical’s shareholders’ equity accounts.

4.	These adjustments represent the issuance of $1,400,000 of Spectral common stock in January 2006.

5.	This column represents the results of operations of Optical for the year ended December 31, 2004.

6.	This column represents the results of operations of Spectral for the period from February 25, 2004 (date of inception) to December 31, 2004.

7.	Optical effected an approximately 0.00434 for 1 reverse stock split of its common stock, which resulted in its having approximately 774,961 weighted average number of shares outstanding.

8.	Pro forma per share data are based on the number of shares of Spectral common stock that would have been outstanding had the merger with Optical and the $1,400,000 private placement by Spectral taken place. Optical issued 8,546,600 shares in connection with the Spectral.

9.	This column represents the results of operations of Optical for the nine months ended September 30, 2005.

10.	This column represents the results of operations of Spectral for the nine months ended September 30, 2005.

11.	Optical effected an approximately 0.00434 for 1 reverse stock split of its common stock, which resulted in its having approximately 791,628 weighted average number of shares outstanding.

12.	Pro forma per share data are based on the number of shares of Spectral common stock that would have been outstanding had the merger with Optical and the $1,400,000 private placement by Spectral taken place. Optical issued 8,546,600 shares in connection with the Spectral.